EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FIRST QUARTER 2023 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•
First quarter Operating EBITDA* of $27.5 million and net loss of $30.6 million
•
Mass Timber business continues to grow its cross-laminated timber order book
•
Quarterly cash dividend of $0.075 per share

NEW YORK, NY, May 4, 2023 ‑ Mercer International Inc. (Nasdaq: MERC) today reported first quarter 2023 Operating EBITDA of $27.5 million, net of a $15.2 million non-cash inventory impairment charge, a decrease from $154.5 million in the first quarter of 2022 and $96.1 million in the fourth quarter of 2022.

In the first quarter of 2023, net loss was $30.6 million (or $0.46 per share) compared to net income of $88.9 million (or $1.35 per basic share and $1.34 per diluted share) in the first quarter of 2022 and net income of $20.0 million (or $0.30 per share) in the fourth quarter of 2022.

Mr. Juan Carlos Bueno, the Chief Executive Officer, stated: “In the first quarter, we achieved strong operational performance in both our pulp and solid wood segments. Our results in the quarter were negatively impacted by the lingering effects of inflation on our key inputs such as fiber and chemicals. We also experienced lower prices for most of our products in the quarter. Lower pulp prices were primarily the result of weak demand out of China, while lumber prices were weak through the first quarter as high interest rates and uncertain economic indicators impacted residential construction. Our per unit fiber costs reached a peak in the first quarter of 2023 due to reduced wood chip availability for our Canadian pulp mills as a result of sawmill curtailments and high fiber prices for our German pulp

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

mills as we work through high cost inventory acquired in late 2022 when there was strong demand for wood as an energy source.

Our pulp segment had strong production in the first quarter of 2023 with an increase of approximately 7% compared to the fourth quarter of 2022. Pulp sales volumes decreased 6% relative to the fourth quarter as a result of weaker demand.

Our Friesau mill had record production in the first quarter of 2023. Overall our lumber production increased approximately 14% compared to the fourth quarter of 2022 and our lumber sales volumes increased approximately 41% due to higher production and increasing demand as a result of lower prices.

During the quarter we continued our integration activities at Torgau. In the first quarter of 2023, the synergies achieved were nominal due to low sales realizations for lumber and wood residuals, but we continue to expect annual synergies of approximately $16 million once market conditions improve. Our integration efforts are ongoing as we work to capture all available synergies.

Looking forward to the second quarter of 2023, we currently believe pulp prices will decline, with additional downward pricing pressure on hardwood pulp as the market adjusts to new South American supply. We expect lower softwood pulp prices to be short-lived because of low customer inventory levels. Lumber demand is expected to see a modest increase as we move into the residential construction season, which we believe will also create some upward pricing pressure.

Our Mass Timber business continues to grow its order book. We are pleased with the rate at which our assembled sales team is onboarding new customers. This has allowed us to start building a robust order book, including participation in some leading and complex cross-laminated timber projects. With one of the most modern facilities in the world, we are excited about the future growth potential of this business as cross-laminated timber has been rapidly gaining market share in the construction business."

Mr. Bueno concluded: “Although economic uncertainty and high inflation have negatively impacted our short-term financial results, we are now experiencing reductions in input costs such as fiber and chemicals. In addition, we have strong liquidity and a strong operational foundation that give us many options to continue to grow and diversify our solid wood and bio-product revenues. We will continue to manage our liquidity and working capital prudently and run the Company based on continuous improvement to enhance efficiency and lower costs.”

Consolidated Financial Results

	Q1	Q4	Q1
	2023	2022	2022
	(in thousands, except per share amounts)
Revenues	$522,666	$583,056	$592,741
Operating income (loss)	$(20,121)	$47,263	$122,351
Operating EBITDA	$27,470	$96,128	$154,467
Net income (loss)	$(30,578)	$20,024	$88,897
Net income (loss) per common share
Basic	$(0.46)	$0.30	$1.35
Diluted	$(0.46)	$0.30	$1.34

Consolidated – Three Months Ended March 31, 2023 Compared to Three Months Ended March 31, 2022

Total revenues in the first quarter of 2023 decreased by approximately 12% to $522.7 million from $592.7 million in the same quarter of 2022 primarily due to lower pulp sales volumes and lower lumber and energy sales realizations partially offset by the inclusion of Torgau and higher lumber sales volumes and pulp sales realizations.

Costs and expenses in the first quarter of 2023 increased by approximately 15% to $542.8 million from $470.4 million in the first quarter of 2022 primarily due to higher fiber and chemical costs, the inclusion of Torgau and a non-cash inventory impairment of $15.2 million substantially related to hardwood inventory at the Peace River mill as a result of lower hardwood pulp prices and high production and logistics costs. These increases were partially offset by lower pulp sales volumes, the positive impact of a stronger dollar on our Canadian dollar and euro denominated costs and expenses and the receipt of €7.0 million ($7.5 million) in insurance proceeds in the current quarter relating to the July 2022 fire at our Stendal mill.

In the first quarter of 2023, Operating EBITDA decreased to $27.5 million from $154.5 million in the same quarter of 2022 primarily due to higher per unit fiber and chemical costs, lower lumber and energy sales realizations, lower pulp sales volumes and the non-cash impairment substantially related to hardwood inventory partially offset by higher pulp sales realizations and the positive impact of a stronger dollar.

Segment Results

Pulp

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Pulp revenues	$369,656	$446,911
Energy and chemical revenues	$30,745	$39,020
Operating income	$12,771	$86,236

In the first quarter of 2023, pulp segment operating income decreased to $12.8 million from $86.2 million in the same quarter of 2022 primarily due to higher per unit fiber and chemical costs, lower pulp sales volumes and the non-cash inventory impairment of $15.2 million partially offset by higher pulp sales realizations and the positive impact of a stronger dollar.

Pulp revenues in the first quarter of 2023 decreased by approximately 17% to $369.7 million from $446.9 million in the same quarter of 2022 due to lower sales volumes partially offset by higher sales realizations. Total pulp sales volumes decreased by approximately 21% to 435,973 ADMTs in the first quarter of 2023 from 555,035 ADMTs in the same quarter of 2022 primarily as a result of lower demand as inflationary pressures are negatively impacting paper demand. In the first quarter of 2023, third party industry quoted average list prices for NBSK pulp increased in Europe and North America and were flat in China from the same quarter of 2022. Our average NBSK pulp sales realizations increased by approximately 5% to $849 per ADMT in the first quarter of 2023 from approximately $812 per ADMT in the same quarter of 2022. However, prices began to weaken late in the first quarter of 2023 and have slid further early in the second quarter.

Costs and expenses in the first quarter of 2023 modestly decreased to $388.0 million from $399.7 million in the first quarter of 2022 primarily due to lower pulp sales volumes, the positive impact of a stronger dollar and the receipt of €7.0 million ($7.5 million) in insurance proceeds in the current quarter relating to the July 2022 fire at our Stendal mill partially offset by higher per unit fiber and chemical costs. The first quarter of 2023 included a non-cash inventory impairment of $15.2 million which substantially related to hardwood inventories at the Peace River mill.

In the first quarter of 2023 per unit fiber costs increased by approximately 43% from the same quarter of 2022 due to higher per unit fiber costs for all of our pulp mills. Our German mills had higher per unit fiber costs as a result of strong demand from other wood consumers such as heating pellet manufacturers in response to energy shortages caused by the war in Ukraine. For our Canadian mills, per unit fiber costs increased due to strong demand in the mills' fiber baskets and for our Celgar mill a decrease in the availability of wood chips because of regional sawmill curtailments. We currently expect per unit fiber costs to decrease in the second quarter of 2023 with a decrease in Germany due to less demand for wood for energy purposes and in Canada as a result of increased wood chip availability from increased sawmill production and realizing the early benefits from using the Peace River wood room which was completed in the first quarter of 2023.

Solid Wood

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Lumber revenues	$60,039	$92,366
Energy revenues	$5,695	$5,177
Manufactured products revenues(1)	$5,804	$3,764
Pallet revenues	$36,175	$—
Biofuel revenues(2)	$8,135	$—
Wood residuals revenues	$5,166	$3,490
Operating income (loss)	$(27,069)	$38,301

______________

(1)
Manufactured products primarily includes finger joint lumber and cross-laminated timber.
(2)
Biofuels includes pellets and briquettes.

In the first quarter of 2023, operating loss was $27.1 million compared to operating income of $38.3 million in the same quarter of 2022 primarily due to lower sales realizations.

Average lumber sales realizations decreased by approximately 49% to $429 per Mfbm in the first quarter of 2023 from approximately $840 per Mfbm in the same quarter of 2022 as a result of lower demand in both the U.S. and European markets. Demand was negatively impacted by concerns over rising interest rates, inflationary pressures and an uncertain economic outlook.

Fiber costs were approximately 80% of our lumber cash production costs in the first quarter of 2023. In the first quarter of 2023, per unit fiber costs for lumber production increased by approximately 6% compared to the same quarter of 2022. Higher per unit fiber costs were due to strong fiber demand in Germany. We currently expect stable per unit fiber costs in the second quarter of 2023.

Liquidity

The following table is a summary of selected financial information as of the dates indicated:

	March 31,	December 31,
	2023	2022
	(in thousands)
Cash and cash equivalents	$300,560	$354,032
Working capital	$813,165	$800,114
Total assets	$2,740,475	$2,725,037
Long-term liabilities	$1,534,924	$1,508,192
Total shareholders' equity	$822,873	$838,784

As of March 31, 2023, we had cash and cash equivalents of $300.6 million and approximately $255.4 million available under our revolving credit facilities providing us with aggregate liquidity of about $556.0 million.

At the end of the first quarter of 2023, our inventories increased to a high level of $531.4 million. The increase reflected, among other things, a build up in fiber in front of the recently completed wood room at our Peace River pulp mill and overall market conditions. We expect inventory levels to normalize in the second and coming quarters of 2023.

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on July 6, 2023 to all shareholders of record on June 28, 2023. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for May 5, 2023 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/6ggi8pip or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 960 million board feet of lumber, 140 thousand cubic meters of cross-laminated timber, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q1	Q4	Q1
	2023	2022	2022
	(in thousands, except per share amounts)
Pulp segment revenues	$400,401	$463,225	$485,931
Solid wood segment revenues	121,014	118,410	104,797
Corporate and other revenues	1,251	1,421	2,013
Total revenues	$522,666	$583,056	$592,741

Pulp segment operating income	$12,771	$68,972	$86,236
Solid wood segment operating income (loss)	(27,069)	(14,281)	38,301
Corporate and other operating loss	(5,823)	(7,428)	(2,186)
Total operating income (loss)	$(20,121)	$47,263	$122,351

Pulp segment depreciation and amortization	$27,399	$29,199	$27,684
Solid wood segment depreciation and amortization	19,898	19,451	4,194
Corporate and other depreciation and amortization	294	215	238
Total depreciation and amortization	$47,591	$48,865	$32,116

Operating EBITDA	$27,470	$96,128	$154,467
Income tax recovery (provision)	$5,356	$(8,608)	$(24,236)
Net income (loss)	$(30,578)	$20,024	$88,897
Net income (loss) per common share
Basic	$(0.46)	$0.30	$1.35
Diluted	$(0.46)	$0.30	$1.34
Common shares outstanding at period end	66,421	66,167	66,132

Summary Operating Highlights

	Q1		Q4		Q1
	2023		2022		2022
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	430.0		390.9		435.5
NBHK	72.3		80.6		56.8
Annual maintenance downtime ('000 ADMTs)	13.5		39.5		—
Annual maintenance downtime (days)	10		21		—
Pulp sales ('000 ADMTs)
NBSK	378.6		393.4		505.1
NBHK	57.4		72.0		49.9
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,377		1,442		1,330
China	891		920		899
North America	1,675		1,745		1,527
Average NBHK pulp prices ($/ADMT)(1)
China	710		837		668
North America	1,523		1,608		1,312
Average pulp sales realizations ($/ADMT)(2)
NBSK	849		913		812
NBHK	809		896		695
Energy production ('000 MWh)(3)	534.6		515.8		531.5
Energy sales ('000 MWh)(3)	196.9		183.4		194.7
Average energy sales realizations ($/MWh)(3)	122	(4)	156	(4)	186
Solid Wood Segment
Lumber
Production (MMfbm)	134.0		117.3		115.6
Sales (MMfbm)	139.9		99.2		109.9
Average sales realizations ($/Mfbm)	429		454		840
Energy
Production and sales ('000 MWh)	40.5		39.0		24.5
Average sales realizations ($/MWh)	141	(4)	159	(4)	211
Manufactured products(5)
Production ('000 cubic meters)	0.8		8.3		5.5
Sales ('000 cubic meters)	4.3		6.1		5.6
Average sales realizations ($/cubic meters)	666		561		671
Pallets
Production ('000 units)	2,880.2		2,568.4		—
Sales ('000 units)	2,942.4		2,646.3		—
Average sales realizations ($/unit)	12		14		—
Biofuels(6)
Production ('000 tonnes)	32.6		45.7		—
Sales ('000 tonnes)	25.8		49.8		—
Average realizations ($/tonne)	315		355		—
Average Spot Currency Exchange Rates
$ / €(7)	1.0730		1.0218		1.1216
$ / C$(7)	0.7393		0.7366		0.7897

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(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)
Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)
Energy sales realizations are net of the German energy windfall tax implemented by the German government in December 2022. The German energy windfall tax for the pulp segment was $1.1 million for Q1 2023 and $6.7 million for Q4 2022. The German energy windfall tax for the solid wood segment was $nil million for Q1 2023 and $1.1 million for Q4 2022.
(5)
Manufactured products includes finger joint lumber and cross-laminated timber.
(6)
Biofuels includes pellets and briquettes.
(7)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues	$522,666	$592,741
Costs and expenses
Cost of sales, excluding depreciation and amortization	461,338	416,095
Cost of sales depreciation and amortization	47,498	32,097
Selling, general and administrative expenses	33,951	22,198
Operating income (loss)	(20,121)	122,351
Other income (expenses)
Interest expense	(19,047)	(17,464)
Other income	3,234	8,246
Total other expenses, net	(15,813)	(9,218)
Income (loss) before income taxes	(35,934)	113,133
Income tax recovery (provision)	5,356	(24,236)
Net income (loss)	$(30,578)	$88,897
Net income (loss) per common share
Basic	$(0.46)	$1.35
Diluted	$(0.46)	$1.34
Dividends declared per common share	$0.0750	$0.0750

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$300,560	$354,032
Accounts receivable, net	345,193	351,993
Inventories	531,439	450,470
Prepaid expenses and other	18,651	21,680
Total current assets	1,195,843	1,178,175
Property, plant and equipment, net	1,348,563	1,341,322
Investment in joint ventures	45,466	45,635
Amortizable intangible assets, net	52,369	61,497
Goodwill	34,821	30,937
Operating lease right-of-use assets	15,230	15,049
Pension asset	3,782	4,397
Other long-term assets	44,401	48,025
Total assets	$2,740,475	$2,725,037
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$381,923	$377,306
Pension and other post-retirement benefit obligations	755	755
Total current liabilities	382,678	378,061
Long-term debt	1,378,531	1,346,508
Pension and other post-retirement benefit obligations	11,426	12,178
Operating lease liabilities	9,501	9,475
Other long-term liabilities	14,170	14,072
Deferred income tax	121,296	125,959
Total liabilities	1,917,602	1,886,253
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,421,000 issued and outstanding (2022 – 66,167,000)	66,386	66,132
Additional paid-in capital	355,467	354,495
Retained earnings	562,559	598,119
Accumulated other comprehensive loss	(161,539)	(179,962)
Total shareholders’ equity	822,873	838,784
Total liabilities and shareholders’ equity	$2,740,475	$2,725,037

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from (used in) operating activities
Net income (loss)	$(30,578)	$88,897
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	47,591	32,116
Deferred income tax provision (recovery)	(9,944)	8,383
Inventory impairment	15,200	—
Defined benefit pension plans and other post-retirement benefit plan expense	446	438
Stock compensation expense	1,226	949
Foreign exchange transaction losses (gains)	270	(3,828)
Other	(1,149)	(801)
Defined benefit pension plans and other post-retirement benefit plan contributions	(247)	(1,194)
Changes in working capital
Accounts receivable	11,342	(52,127)
Inventories	(86,434)	(1,725)
Accounts payable and accrued expenses	309	(567)
Other	2,318	(1,731)
Net cash from (used in) operating activities	(49,650)	68,810
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(33,429)	(33,293)
Property insurance proceeds	—	6,410
Purchase of amortizable intangible assets	(16)	(60)
Other	821	153
Net cash from (used in) investing activities	(32,624)	(26,790)
Cash flows from (used in) financing activities
Proceeds from revolving credit facilities, net	30,102	30,504
Payment of debt issuance costs	—	(1,184)
Proceeds from government grants	—	1,067
Payment of finance lease obligations	(1,889)	(4,935)
Other	(114)	(843)
Net cash from (used in) financing activities	28,099	24,609
Effect of exchange rate changes on cash and cash equivalents	703	(1,534)
Net increase (decrease) in cash and cash equivalents	(53,472)	65,095
Cash and cash equivalents, beginning of period	354,032	345,610
Cash and cash equivalents, end of period	$300,560	$410,705

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q1	Q4	Q1
	2023	2022	2022
Net income (loss)	$(30,578)	$20,024	$88,897
Income tax provision (recovery)	(5,356)	8,608	24,236
Interest expense	19,047	18,768	17,464
Other income	(3,234)	(137)	(8,246)
Operating income (loss)	(20,121)	47,263	122,351
Add: Depreciation and amortization	47,591	48,865	32,116
Operating EBITDA	$27,470	$96,128	$154,467